Exhibit 99.2

CRAY INC.
Moderator: Paul Hiemstra
November 11, 2013
1:30 p.m. PT

Operator:
Good afternoon. My name is Rob and I will be your conference operator today. At this time I would like to welcome everyone to Cray Inc.'s third-quarter 2013 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question-and-answer session. If you would like to ask a question during this time, simply press star and the number one on your telephone keypad. If you would like to withdraw your question, please press the pound key.

Thank you. Mr. Paul Hiemstra, Corporate Treasurer, you may begin your conference.

Paul Hiemstra:
Good afternoon. I would like to thank everyone for joining us today. Participating from Cray are Peter Ungaro, President and Chief Executive Officer, and Brian Henry, Executive Vice President and Chief Financial Officer.

Today's press release is available on the Investor Relations section of our Web site at www.cray.com.

This call is being broadcast live on the Internet and recorded for replay purposes. A telephonic replay will be available shortly after the call. You can access it by dialing 1-855-859-2056, international callers can dial 1-404-537-3406. You must then enter the access code 919-11477.

A replay will also be available in the Investor Relations section of the Cray Web site for 180 days.

I would like to remind each of you that today's conference call will contain forward-looking statements that are based on our current expectations. Forward-looking statements include statements about our financial guidance and expected future operating results, our product development and new product introduction and acceptance plans, our ability to expand and penetrate our addressable market, and other statements that are not historical facts.

These statements are only predictions and actual results may materially vary from those projected. Please refer to Cray's documents filed with the SEC from time to time concerning factors that could affect the Company and these forward-looking statements.

Our presentation includes certain non-GAAP financial measures in an effort to provide additional information to investors. Non-GAAP measures other than non-GAAP outlook have been reconciled to their related GAAP measures in accordance with SEC rules. You can find a reconciliation of these non-GAAP financial measures to GAAP financial measures and a discussion of non-GAAP outlook in our earnings press release, which is posted on our Web site and will be included with a related 8-K furnished with the SEC.

With that I would like to turn the call over to Peter Ungaro.

Peter Ungaro:	Thanks, Paul and thank you all for joining the call today with a special thanks for any veterans on the call for all you have done for our country.

I am going to start with some comments on our third-quarter performance, then turn it over to Brian who will go through our financial results and outlook. I will wrap up discussing our plans for the rest of year and open up the call for Q&A.

Our third quarter was highlighted by continued progress towards our strategic goals in each of our business units. Despite this, we weren't able to complete a couple of the large system acceptances we were anticipating for the quarter, which caused our Q3 financial results to come in lower than our original expectations. We currently anticipate completing both of them by the end of the year.

For 2013 we are maintaining our revenue outlook at $520 million, despite some schedule compression caused by the recent U.S. government shutdown. At $520 million, our revenue growth over 2012 would be a very strong 23 percent.

In our supercomputing business we had a number of good wins this past quarter, including several government and commercial orders for both our XC30 and CS300 systems. The XC30, which we previously codenamed Cascade, is our most advanced supercomputer, able to deliver extreme scalability and sustained performance to users in a variety of data-intensive computing industries and applications. The CS300 is our cluster supercomputer, which provides flexible configuration options in an integrated energy-efficient and modular platform.

One of our commercial customers in Japan put a literal showcase of Cray products into production during the quarter. The Railway Technical Research Institute installed an XC30, a CS300 and a Sonexion storage system and they are all in production today.

I recently spent time with them in Japan and they told me how they have worked with our Cray team there to integrate these different systems into a single virtual supercomputer, aimed at performing complex simulations to advance Railway Technologies in Japan and around the world.

We have been working on two supercomputing development projects for 2013 that we have now completed, supporting the next generation Intel Xeon Ivy Bridge processors and integrating accelerators into the XC30 system, including both NVIDIA GPU's and the Intel Xeon Phi coprocessors. Based on our industry-leading open ACC 2.0 compiler which is designed to make users of these processors more productive. We are in the process of beginning to deliver and install supercomputers with these new processors at various customer sites around the world.

Our CS300 product line had a solid quarter with acceptances at several sites and new orders across a number of industry verticals, including government, manufacturing, higher education, and financial services. We were rewarded a contract in the third quarter by Mississippi State University to deliver a new CS300-LC supercomputer. This new system nicknamed Shadow, is unique as it will be the first liquid-cooled Cray cluster supercomputer and features a latest generation Intel Ivy Bridge and Xeon Phi processors.

We also announced two new preconfigured virtual share memory cluster solutions, the CS300 SMP and the CS300 LMS. Both can be managed as a single system, eliminating the need for separate cluster management software or having to update multiple operating systems in associated applications.

The CS300 SMP provides users with nearly 9 terabytes of shared memory across up to 680 processor cores, addressing the need for scalable, complex processing of research simulations and data analytics.

The CS300 LMS, or Large Memory System, offers users the same amount of memory but with a 20 times larger memory per core ratio for unique use cases needing extreme memory requirements.

Our storage and data management group had a very busy last few months. We had another major win for our Cray cluster connect or C-3 offering, which we just announced in June. C-3 is a complete Lustre storage solution for x86 Linux clusters across all of the HPC and the big data computing market. Our win was for a significant testbed at a large U.S. national laboratory that includes a number of new products, including C-3, for testing and future software development for a forward-looking research program.

In big data analytics, our YarcData team continues to make solid progress. YarcData's Urika system is a data discovery appliance that scales to unprecedented levels of performance, enabling the discovery of unknown or hidden relationships within large complex data sets.

In the third quarter, we secured another important worldwide financial services organization as a Urika customer to use the system for compliance and risk management. A leading electronics company is adopting Urika to analyze relationships across their customers, products and social media channels to understand influence or behavior. And in an interesting twist and a first for Cray, we added a professional major league sports team as a customer who is using Urika to run analytics on their games, players and winning strategies. Every win is exciting but this one is especially fun given my personal love of sports.

It is exciting to see the continued convergence of commercial enterprises in a variety of industries putting high-performance analytics to use.

Our fall software release for Urika delivers more streamlined integration with the existing enterprise ecosystem of business intelligence and visualization tools.

Just two weeks ago, we significantly expanded our research and development team in Europe with the addition of an engineering team, including the founders from Gnodal Limited. Gnodal was a recognized leader in high-performance networking. We also acquired the key intellectual property.

This acquisition, while strategically significant, was not material from a financial perspective. The team is already off and running in support of some of our key projects in Europe. They will also play an important part in developing our future product roadmap in supercomputing. I am very excited to welcome this impressive team to Cray.

Finally, staying on the topic of personnel additions, we made two other key hires over the last few months that I would like to highlight. In August, John Josephakis joined us as Vice President of Worldwide Sales. John has a long history in high-performance computing and storage markets, having worked with one of our main storage partners, DataDirect Networks, as their head of sales for a number of years.

And just this month, Kent Winchell joined our CTO office. Kent joins us from IBM's worldwide deep computing division where he was a distinguished engineer and the CTO of their high-performance computing group.

I have known both these guys for quite a while, and I am excited to welcome both John and Kent to Cray as each of them brings unique knowledge and skills to our team.

With that, I will turn it over to Brian to take you through the numbers and the outlook.

Brian Henry:
Thanks, Pete, and good afternoon, everyone. As we begin with our fourth-quarter 2012 release, we are continuing to report certain non-GAAP measures which adjust for our selected non-cash, unusual and infrequent items included in our GAAP results.

Before I get to our outlook, let me first take you through our third-quarter financial results.

For the quarter, revenue was $54.4 million and our non-GAAP net loss was $13.5 million or $0.35 per share. Product revenue was $31.7 million and service revenue was $22.6 million. Our non-GAAP operating loss for the third quarter of 2013 was $15.1 million or about $2.5 million less than our GAAP operating loss.

For the third quarter, total reported gross profit margin was 38 percent and non-GAAP was 39 percent. GAAP reported product margin was 26 percent and service margin was 53 percent. Service margin was slightly higher than we expect going forward due in part to lower incentive-based compensation in the quarter, due to our operating loss. On the other hand, Q3 profit margin was lower than our typical targets.

Non-GAAP operating expenses for the quarter totaled $36.2 million compared to $23.6 million in Q3 of 2012. Operating expenses increased in the third quarter this year, primarily as a result of our acquisition of Appro during the fourth quarter of 2012, investments in R&D related to big data, and our continued sales force expansion.

Our third-quarter operating results included $2.9 million for depreciation. Non-cash pretax items excluded for non-GAAP purposes for the third quarter were $0.7 million for amortization of intangibles and purchase accounting adjustments, and $1.8 million for stock compensation. As expected, cash declined during the third quarter as we grew our inventory in anticipation of a large fourth quarter.

Total cash and investments at the end of the third quarter were $140 million, down from $253 million at the end of the second quarter.

As usual, our cash balances are highly volatile and subject to a number of factors, including the timing of customer installations, individual contract variations, timing of customer acceptances, and collections.

As discussed in the past, we view net working capital as a better measure of our financial position than cash and investments on their own because it includes an important element of our business, our inventory balances. As a reminder, we typically don't buy inventory until a contract is highly anticipated. Thus higher levels of inventory on our balance sheet indicates we are expecting strong results in upcoming periods.

Our net working capital at the end of the third quarter was $275 million compared to $285 million at the end of the last quarter. We expect net working capital will continue to be much less volatile than our cash and investment balances over the coming quarters.

Inventory at the end of September was a substantial $206 million compared to $126 million at the end of the last quarter with about $70 million or 34 percent out at customer sites and in the acceptance process. This percentage has grown substantially since the end of the quarter.

I would now like to take a moment to discuss our outlook. While we have secured all the customer contracts necessary to meet our 2013 expectations, a wide range of results remains possible. A significant portion of our expected fourth-quarter revenue was dependent on several large systems which are currently anticipated to be accepted late in the fourth quarter. These acceptances are complex with hurdles to overcome; in addition a number of them have compressed timelines due to the U.S. government shutdown. Assuming successful acceptance of these systems, we expect revenue to be approximately $520 million for the year.

We expect overall gross profit margin for the year to be in the mid-30 percent range. Note that the non-GAAP adjusting items are expected to have a positive increase to our gross margin of slightly less than 1 percent for the year.

Total GAAP operating expenses for 2013 are expected to be in the range of $160 million. Non-GAAP operating expenses would be lower as a majority of the $10 million plus in total non-GAAP adjustments reduce operating expenses. The non-GAAP expenses are principally stock compensation and amortization of intangibles.

Other income and expense are expected to be in the neutral to modestly positive range for the year, mostly dependent on foreign currency fluctuations. Based on this outlook, we expect to be profitable on a GAAP and non-GAAP basis for 2013.

We expect to record an income tax benefit for 2013 as a result of the partial release of our valuation allowance against deferred tax assets in the second quarter. The GAAP tax provision remains dependent on a number of variables including the level and geographic distribution of taxable income.

A significant portion of our 2013 tax obligation is expected to be offset by previous net operating losses and thus will not require cash disbursements. Our non-GAAP tax or effective cash tax rate is anticipated to be about 7 percent to 10 percent.

For 2013, share count when profitable should be about $40 million and modestly higher in 2014, but this is dependent on a number of factors including our share price.

For 2014, while it is very early in our planning process, and based on our current 2013 outlook, we anticipate revenue to be in the $600 million range for the year. Revenue is expected to ramp quarterly with a significant weighting to the fourth quarter of the year. Non-GAAP gross margin for 2014 is anticipated to be in the mid-30 percent range, and total non-GAAP operating expenses are anticipated to be about $175 million with the difference from GAAP mostly due to stock compensation.

Based on this outlook, we expect to be profitable on both a GAAP and non-GAAP basis for next year. Our non-GAAP tax rate for 2014 is expected to be about 10 percent, though it is dependent on several variables.

For 2014, we expect stock-based compensation to be $2 million higher than the $7 million expected in 2013, and intangible asset amortization and purchase price adjustments are expected to be somewhat over $2 million. As we have discussed in the past, we are currently making significant investments towards our growth initiatives, specifically in big data, storage and analytics.

Our storage business has begun to pay for itself on the growth we experienced in 2013 and we expect to see continued positive return from this investment in 2014.

In big data analytics, we expect to invest a sizable amount again in 2014 toward this opportunity impacting our earnings in the range of $20 million. Big data is a growing - market is growing rapidly and presents a compelling opportunity to leverage our supercomputing technology to build a strong position in this market. We are very excited about the opportunities these investments enable. We will continue to watch them closely and make adjustments along the way, based on our analysis of the risk return potential.

We expect our cash and investment balances will fluctuate next quarter, but ultimately be significantly higher at the end of the first quarter of 2014 compared to this quarter, following the collections associated with large systems we are currently delivering. As I mentioned, we expect net working capital will continue to be much less volatile than our cash and investment balances over the coming quarters.

In summary, we had a good first nine months of the year highlighted by strong customer contract flow and expect a strong fourth quarter. For 2014, we are in position to deliver strong growth again.

With that I will turn it back over to Pete.

Peter Ungaro:	Thanks, Brian. Let me wrap up by giving you some perspective on what is in store for the remainder of the year and as we head into 2014.

We have three focus areas. The first is to continue to drive strong revenue growth. This starts with delivering our top line goal of $520 million for 2013, but it also includes winning new business and building momentum in our growth initiatives for 2014 and beyond.

For this year, we expect that at $520 million, more than 15 percent of our total revenue will come from commercial customers. And based on this outlook, we are expecting over $300 million in revenue in the fourth quarter, which will be a new record for Cray in a single quarter and, at $520 million for the year, a new annual record as well.

As Brian mentioned, we now have all the business we need in order to achieve our outlook for 2013, so the focus has shifted to building, delivering, and installing all the systems necessary to deliver on that target. We have a number of large systems that we currently expect to get accepted in the fourth quarter. Some of the schedules for these systems have experienced delays and, as a result, their acceptance timelines have been compressed. While we still expect to get these systems accepted by year end, it is likely going to come down to the wire on at least a few of them.

However, as is typical, if a system doesn't get accepted by year end and the revenue shifts out of the quarter, we would expect it to get accepted and recognized in the following quarter it doesn't go away, it just shifts out and becomes additional revenue in that future period.

As many of you know, this is part of the business of delivering large supercomputers that require customer-driven acceptances to achieve revenue recognition.

I also want to note that while the U.S. government shutdown resulted in some of our Q4 acceptance timelines being constricted, at this point we haven't lost any deals or had any contracts pulled back as a result of it. We are continuing to monitor the situation closely with each of our customers, but at this point we remain confident in our plans with these customers both in the short term and especially in the longer term.

We are off to a good start for 2014 as we have already secured a number of large contracts for next year with several key XC30 wins in the last few quarters in the Europe, U.S. and Asia Pacific regions.

Our second goal for the rest of the year is to continue to grow our presence in the big data storage and analytics market. We see strong momentum here and we expect that to continue into 2014.

In storage and data management, we made another major step forward this past week with the launch of a completely new storage offering called Tiered Adaptive Storage, or TAS, broadening our portfolio solutions beyond high-speed Lustre file systems.

TAS is an open storage solution for big data and supercomputing, which enables our customers to manage their data across four tiers of storage and also addresses Hierarchical Storage Management and archive requirements. As data continues to explode in size the need to access, manage, and preserve data continues to increase in complexity and demand. By deploying a Cray TAS solution, customers will be able to more effectively manage large persistent data and also easily manage data between various active and archive tiers.

In tandem with our TAS release, we also announced a strategic investment in Versity Software, Inc., a private software company with unique specialization in archival storage software. By partnering with Versity, we are able to offer industry-leading virtualization technologies to manage and optimize customer data across multiple storage tiers, scaling to a virtually unlimited archive size. We are excited about this new offering and our growing partnership with Versity.

In big data analytics, YarcData continues to target four main verticals. We are continuing to focus on proving the success of our early installations and working to acquire new customers. Urika offers customers an ability to do data discovery at a scale and speed that is truly unique in the industry today, and we have been amazed with a wide variety of use cases customers are bringing to Urika.

Our third goal for the year is to build a significant cluster supercomputing business. This is about making our Appro acquisition pay off for us in the marketplace. We have completed nearly every piece of our integration and expect that the last one, manufacturing, will be fully transitioned in the first half of 2014.

We also expanded our opportunity by working with new and traditional customers to grow the business. We made good progress here and have a number of new opportunities that we are working on, some of them very significant. We expect to see strong revenue growth in 2014.

And finally, we are continuing to explore leveraging our supercomputing technologies to bring further differentiation to our cluster offerings.

Let me wrap up my comments by saying that while we have a lot of work left to do over the next seven weeks, we put ourselves in the best position possible to achieve our outlook for the year and I am confident in our team's ability to execute on our plans. As we shift our focus to 2014 and beyond, we have already secured a number of large orders for next year, a great place to be at this point and we are continuing to work on other opportunities that we hope to announce over the coming quarters.

The string of large wins we have been awarded over the last few quarters demonstrates the competitiveness of our products and we are investing to expand this competitive advantage even further. We are positioned to have a great 2013 and to deliver continued growth and profitability in 2014.

With that, I would now like to turn the call over to the operator to begin the Q&A.

Operator:	And at this time, I would like to remind everyone, in order to ask a question, please press star then the number one on your telephone keypad. We’ll pause for just one moment to compile a Q&A roster.

Your first question comes from the line of Chad Bennett from Craig-Hallum. Your line is open.

Chad Bennett:
Thanks. Good afternoon. On the acceptance delays, I guess - it sounds like the government shutdown did impact you from an acceptance standpoint. Should we assume that - then that those systems were shipped in at customer sites and you had all the components that you needed for those systems and it was just merely a signoff issue. Is that the way we should interpret it?

Peter Ungaro:
Just to be clear about that, we don't believe that the government shutdown had an impact in our third quarter. The impact was not due to the government shutdown. There was two systems, particularly, two large systems that didn't get accepted. One passed its acceptance test and was going through approvals and just didn't get through the approval and sign-up process in time to make the quarter. The system was in production but it just didn't get the approvals that it needed.

The second system was performing really above our expectations on nearly all of the acceptance criteria; and as we were getting the final stages of the acceptance progress, we just hit some delays which can happen from time to time, especially when you are building some systems of the scale that we build them at. And it just ended up taking a little bit longer than expected and it pushed beyond the quarter end.

As I mentioned, we expect to get both of these done by the end of the year so they are in our plan for the $520 million overall.

Chad Bennett:	OK, but they haven't been accepted yet?

Peter Ungaro:	They have not been accepted at this time.

Chad Bennett:	OK. How should we - I guess, maybe a question for Brian. Is there any way to get an update for the inventory at customer sites metric where it is today?

Brian Henry:
Well, what I said in my comments it was substantially more than it was at the end of September as we speak currently and we are well-positioned to have all the inventory where we need to by the end of the year. It gets down more to working through the acceptance processes.

Chad Bennett:
Yes, I guess what I am getting at is have we - to reiterate the guidance in the ramp that you have, we have to basically have - unless I don't understand acceptance timelines, we have got to basically have 90 percent of the product shipped by today and basically almost shipped installed at the customer site.

So is it fair to say that the vast majority of product revenue in the December quarter has been shipped at this point?

Brian Henry:	I would say yes. I mean, not everything is shipped and we still have a few to go, but virtually all have - has been shipped now.

Peter Ungaro:
I would mention one other point, Chad, in that 15 percent of our revenue this year if we get to hitting the $520 million number will come from commercial customers and we have found commercial customers have typically different acceptance process than our more traditional government or higher education customers have. And sometimes we can get through those quicker than we have traditionally gotten through them in, for instance, a large government facility.

Chad Bennett:
And then on the component side, there's obviously been a lot of press or stories regarding the DRAM and memory situation related to the Hynix plant fire in early September. Can you talk about the relative impact, if any, on you guys and how you are dealing with that?

Brian Henry:
Well, it certainly caused us to scramble around this quarter when that happened. I think where we ended up is we have gotten the memory that we need to make the shipments that we intended for the quarter. So we feel good about that. Perhaps because there's three vendors and perhaps because of the fire, the firming up of the memory prices occurred in fourth quarter and moved higher than it has been.

And so we have had a modest impact on our gross margin because of the memory cost in the fourth quarter and we will have some of that carry over to next year. We think the supply and demand will be much better in balance in memory really after the Christmas season.

Chad Bennett:
Couple more for me. Pete, have you changed your thoughts on - or Brian, for that matter, on where we end up in terms of the growth segments of the business, the storage biz, the big data biz and Appro at the end of this year? Obviously, you gave a first look on next year and how we should think about the different pieces growing or representing as a percentage of revenue next year.

Peter Ungaro:
Great question. Maybe one by one. We are really seeing nice momentum I would say across storage and analytic this year. I mentioned on the last call, last quarter's call, that in our Appro acquisition, for clusters we are a little bit behind our track this year because one of the programs really got hit by sequestration. So we expect this year that we will be a little bit behind our plan in our cluster business and really tracking nicely in both our storage and analytics business around the big data site.

As we look into next year, we really have the same goals that we have. We wanted these businesses to grow faster than the general marketplace. We would like our storage business to grow twice as fast as the general storage market, so kind of targeting somewhere around 25 percent growth in that business.

And in analytics, we want to double that business every year because it is coming from a pretty small number and I feel really good about doing that. Urika has been very strong every quarter. We have brought on more customers in that business and next year will also bring on a second analytics offering that I think is going to really help that business out. So I feel really good about where that is going overall.

The Appro acquisitions, our cluster systems, I do expect those, that business to grow quite a bit faster than the market next year. I think it is definitely going to be on a good pace for the year and it should work very nicely with our XC30 high-end supercomputer to really flush out that marketplace. So I see all three of those businesses contributing strongly to our year next year probably as a percentage of revenue being a much higher - a higher percentage than they were this year for us overall, but we haven't broken all that down for you guys.

Chad Bennett:
One last one for me. Pete, again as you look into next year, on the supercomputer HPC side of the business, are there a couple - without naming names, are there a couple of large procurements or orders out there that you have good visibility on that gives you the confidence in that business heading into next year? Or is there any way to talk about - I don't know what you cut it off at $80 million or $100 million plus deals where you either won or you figure you are in a good position to win to give you a kind of visibility into it?

Peter Ungaro:
We don't really see many $100 million deals next year. One of the things that I think really differed in 2013 versus 2012 is that while we grew our business, we also didn't have another $100 million plus deal to get us there. So our business really diversified this year quite a bit over where it had been in the past, which is, I think, a really healthy thing for our business overall.

And as we look at 2014, I see 2014 playing out very similar to 2013. No real huge single deals probably, but a number of sizable ones. So a number into let's say more like $40 million, $50 million category versus $100 million to $150 million category.

Chad Bennett:	Got it. OK, thanks guys.

Operator:	Your next question comes from the line of Alex Kurtz from Sterne Agee. Your line is open.

Alex Kurtz:	Yes, thanks, I will go through my 10 minutes of questions here. So, Peter, first on the second push still. Was that political or technical delay in that deal?

Peter Ungaro:	It was technical.

Alex Kurtz:
Brian, if we are just going back and thinking about the amount of revenue that the amount of inventory you'd have to ship to book to government business, would you say that if you were to exclude the commercial business that's maybe 90 percent of the government business that you need to close that inventory has been shipped and in place?

Brian Henry:
I would say on the government business we have shipped virtually all of the inventory that we need for acceptances this year. There may be some of the smaller CCS systems yet to go and we have one medium-sized one that is supposed to ship if it hasn't already shipped that is a CCS system.

Peter Ungaro:	Our CS300 machine.

Alex Kurtz:	So the commercial business then is just a matter of transactions right, Peter? And that can happen a lot quicker.

Peter Ungaro:	But we do have acceptance tests with most of them because they are still relatively large machines, but they tend to be shorter and more focused.

Alex Kurtz:
So if we just go back to the guidance for the year, given that you have increased compression here at the end of the year, what gives you the confidence about maintaining the guidance? Why not give yourself a little bit of margin for error here and lower the guidance for 2013? I think everyone on the call would be pretty disappointed if when you come back three months from now when you guys missed because you didn't take a little bit more conservatism in the fourth quarter here.

Peter Ungaro:
That's certainly a discussion that we had, but when we look at each deal - I mean we really look at it system by system. There’s not that many of them. It's a good double digit number, but when we look at them one by one, we really see the ability, if we look at our timelines, we have the ability to hit each one. Because they are all different in size and different in scope, it is very hard to think about where to play that out at.

But we feel confident in our number overall. I feel like if we didn't feel we were going to get to $520 million, we would not say $520 million. We are definitely targeting that number and I feel we are - well, I don't feel, we are on track for that as we sit here today.

Alex Kurtz:	Can you talk about the Urika pipeline, just the number of transactions that you are working on outside of the government vertical?

Peter Ungaro:
Yes. So we had three commercial customer transactions here in this last quarter that we talked about on the call. So we had another financial services customer, which we are getting some nice traction in that industry now, an electronics company and then, of course, the sports, a major-league sports team.

So, every quarter we seem to be continuing our growth in the government segments so that has been going very good and adding in a couple more commercial customers. So I feel like the business as we see it is going nicely. What surprised us a bit is that we are seeing things across a number of verticals. So not just the four that we originally targeted, but a number of verticals, but the use cases are around the same. So we are seeing our use cases starting to be transferable vertical to vertical, which is really nice.

I would say probably the poster child for that is our cyber security use case, which we have seen interest in across virtually every vertical that we have worked in.

Alex Kurtz:
Last question here. Looking into 2014, thinking about where the leverage is, if you were to drive upside from the 600 number, is leverage in the model operating leverage just going to come from better margin mix or are you able to cap the OpEx growth if you were to show revenue upside? I know it is early, but just thinking from a framework perspective how to think about all of that non-GAAP OpEx next year.

Brian Henry:
I think generally the operating expenses are less variable and so they are likely to, with revenue growth, to be - move less than what gross margins would be and that is the largest part of the leverage.

Alex Kurtz:	So the 175 is not necessarily a fixed number, but it is pretty close to what your operating model looks like, maybe some incremental sales marketing commission dollars if you were to be above 600?

Brian Henry:
Yes we are - it is still preliminary, so we are not totally, excuse me, totally locked down, but I would say generally we come up with a plan and the movement and expenses are less significant than they are, than other areas.

Alex Kurtz:	Thanks.

Operator:	Your next question comes from the line of Glenn Hanus from Needham. Your line is open.

Glenn Hanus:
Good afternoon, guys. Following up on Alex's question could you talk a little more about gross margin leverage in the model next year? Just help us understand where that is, how that - where that comes from, how that works.

Brian Henry:
Well, upside in storage, upside in the big HPC, maintenance, YarcData, those are all positive to margins. The cluster solutions team, the CS300, that is in a cluster space, a much more competitive margin. So to the extent that that grows, that - margins don't grow as fast in dollars and as a percent they are lower.

Glenn Hanus:	So it is more mix oriented?

Brian Henry:	So, it is more mix. We do expect and what was considered in our guidance is that the cluster solutions team would have a strong year next year.

Glenn Hanus:
OK. So could you just rough and tough tell us what federal is like a percent of your business here in this year and what you think it might be next year? And then just talk about what you are seeing out there in terms of federal and visibility as you go into next year and the processes and what has been agreed to in Washington, and how that has impacted your business as you look into next year and or not? Thanks.

Peter Ungaro:
So, federal should be around probably 50 percent to 60 percent of our year this year, over, I mentioned, 15 percent of our year will be commercial so then of the remainder about 50 percent of the total year federal and then the rest would be international, I would say, government, academia.

As we are talking with our customers and understanding things there's definite unknowns out there. The first shutdown that just happened, we feel didn't have a major impact to us. While it caused some of our schedules to tighten up, some of it is really not just delay in timing, but customer data centers that didn't get completed on time and things like that. So it just caused some schedule compaction.

Of course, everybody is looking at what is going to happen in February when the next timeline comes up, and we'll see what happens there. We are not really contemplating that in our outlook today. Our outlook assumes that we are going to have a good strong full year in federal overall.

But I would say our federal business remains strong. I feel very confident in that business. I feel confident in their need to use supercomputers to really fulfill their mission, and more and more they are really pushing to do data analytics and advanced storage architecture. So I see that as a good strong growing business for us, especially when you look at it over the long-term play.

Glenn Hanus:	OK, and let’s see - I spaced on my question here. All right, I'll let you circle back. Thanks.

Operator:	And as a reminder, if you would like to ask a question, press star then the number one on your keypad.

Your next question comes from the line of Glenn Mattson from Sidoti & Company. Your line is open.

Glenn Mattson:	Hi. Good afternoon, everybody. I wonder what gives you the confidence in Appro coming back so strong next year? Maybe it is better attach-rates or is there something more to it than that?

Peter Ungaro:
I just feel like it is a good business. We are learning how to win in the cluster market around the world. Appro, before we acquired them, was really just predominantly focused in the U.S. So we have had to learn how to scale that business up nicely around the world. We took a pretty major impact with sequestration on their biggest program that they had back the year before, and we feel like we replaced all of that. The first half of the year was really playing out the business that they had and so it has really been the second half of the year where we have gotten our sales teams trained up on the product, got our pipeline moving and really started closing deals. And I see every quarter getting stronger and stronger in that business.

So I feel good about it. And when I look at the pipeline, there's a lot of potential opportunity out there for this product. So it is a very large addressable market for us. And I think we will win our fair share of that.

Glenn Mattson:
That helps. Also, can you talk about the strength in Europe recently? It seems like we have had pretty good order flow from there. Is that just kind of it's their turn to turn up a little bit or is that something? Is there some more to that?

Peter Ungaro:
No. I really feel Europe has been a real shining star for us. It has been a business that we've struggled in for a few years and it has really taken us a few years to rebuild Europe and push ahead. We should do - for instance we will do over $100 million in Europe this year. So it is kind of our second geography that broke the $100 million category. And we expect it to stay up in that range.

So it is not a one-year thing. We think we are going to have a good sustainable business in Europe overall.

The Europe business, though, has been really driven off our core strength and supercomputing. And so one of the things we are working on for next year is to diversify that business in storage and analytics and commercial customers a little bit more like we have seen in some of our other geos.

Glenn Mattson:
Lastly, did you say what commercial would be in 2014? And then, looking out I guess at some point maybe this big data play ramps and maybe that would be more commercial-oriented business, so maybe you could talk about what percent commercial could get to a few years out, perhaps?

Peter Ungaro:
Sure, it is a little early for us to be giving a percentage of commercial business for 2014. We haven't really given that number. I will tell you our goal is to continue commercial, though. So commercial is a big focus of ours. We see opportunity across all of our business segments in commercial and so I feel that that is going to go good.

As you mentioned, we do see big data, our big data opportunities skewed more towards commercial than our core business. So that is going to be another opportunity. As those businesses grow faster than our core, we expect that to help our commercial business grow overall.

Glenn Mattson:	OK, thanks.

Operator:	Your next question is a follow-up from Alex Kurtz from Sterne Agee. Your line is again open.

Alex Kurtz:	Yes, thanks, it’s Sterne Agee. Peter, more importantly, Brian, because the 10-Q is not out yet, can you give us the non-GAAP adjustments for stock-based comp in the three operating lines?

Brian Henry:
Well, if you look at the press release it does break out the non-comp in the very back or the non-GAAP stuff by elements for both the quarter and year to date. So the large part of it, about $1.8 million was related to stock compensation and then split up between a couple of areas. Then you have some amortization that totals about $600,000 and then you have some purchase adjustments of $100,000. Those were kind of the non-GAAP adjustments above the line.

Alex Kurtz:	Thanks.

Operator:	Your next question is a follow-up from Glenn Hanus from Needham. Your line is again open.

Glenn Hanus:	So, it sounds like you expect the core HPC business ex-Appro to be growing next year.

Peter Ungaro:	We expect all of our businesses to grow next year, definitely.

Glenn Hanus:
And the tone on HPC, I mean, worldwide, I usually ask you something about this. It sounds like you are still seeing a lot of strength internationally and you commented on Europe already. So do you want to comment on Asia at all?

Peter Ungaro:
Yes. We definitely see good opportunities in a higher percentage of our pipeline coming internationally overall. So that is good. We are in a really, I believe, a very strong competitive position with our offerings right now. I think the XC30 is a very, very strong offering in the market. Our CS300, very, very strong offering and we are working on - and as I mentioned on my prepared comments, we are working on taking some of our supercomputing technologies over into the cluster space to really differentiate those products overall.

And I couldn't be more excited about the storage offering with TAS that we just announced last week, because that is a really strong piece overall of our big data storage offerings.

Glenn Hanus:	And any comment on competing with IBM there in the high-end and win rates- at all?

Peter Ungaro:
I don't have - IBM is definitely still our biggest competitor by far overall, especially in the high end. We see them virtually every place we go. We have won probably more than our fair share from IBM over the last few quarters and I hope that that is going to continue. We look at our opportunities that are in front of us for 2014, and even beyond into 2015, and we feel pretty good about our business. We think that the supercomputing market is going to continue to grow and we should grow faster than that market will grow.

Glenn Hanus:	All right. Thank you.

Operator:	Your next question comes from the line of Chad Bennett from Craig-Hallum. Your line is again open.

Chad Bennett:	Great. I have 10 more minutes of questions for you guys if you have time.

Peter Ungaro:	Whatever you want, Chad.

Chad Bennett:
Just for the Agee analyst. So can you speak to linearity next year? I know you talked about significant weighting towards the fourth quarter, but can you provide any more color and more importantly what is really driving that, the weighting towards the fourth quarter? I know the last couple of years it has been driven by not only your product kind of roadmap or introduction, but also Intel's and everybody else's. What is really driving the back end weighting?

Peter Ungaro:
The way we see it playing out right now is we do see quarter-over-quarter growth. So we do see that ramp happening quarter over quarter, similarly to how we saw it this year as we saw it at the start of the year. The back half weighting is really around again another major product introduction by Intel and so we are - it is going to drive a little bit of that back half weighting, especially the fourth quarter, Q4 weighting overall.

So that is, it is a very similar driver that we have seen overall to our business units. So, we have each of the kinds of initiatives or products growing especially the ones in storage and analytics that are growing quite fast. And then on top of that, yes, a new processor from Intel that is going to be out in the second half of the year and that is what is really putting that all together.

Chad Bennett:	Thanks.

Operator:	There are no further questions at this time. I will turn the call back over to the presenters.

Peter Ungaro:
Thank you. We made solid progress on our goals for the year and we are focused on delivering the plans I laid out today. Next week starts the biggest supercomputing conference of the year, SC13, which is in Denver. You have seen some early announcements from us over the past couple of weeks which will continue into next week as the conference kicks off. It should be an exciting show and I hope to see some of you there.

Thank you all for joining the call today and for your continued support of Cray. Have a great evening.

Brian Henry:	Thank you.

Operator:	This concludes today's conference call. You may now disconnect.

END